Exhibit 99.4

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 28, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$15,995	$2,668
Inventories	181,815	189,273
Prepaid expenses and other current assets	23,601	27,921

Total current assets	221,411	219,862
Right-of-use assets	424,868	—
Property and equipment, net of accumulated depreciation and amortization of $338,044 and $312,977 in 2019 and 2018, respectively	112,755	123,002
Intangibles, net	2,283	11,088
Deferred taxes	35,695	31,659
Other long-term assets	3,250	2,468

Total assets	$800,262	$388,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	38,203	39,789
Accrued expenses and other current liabilities	56,337	65,508
Short-term lease liabilities	96,756	500

Total current liabilities	191,296	105,797
Long-term lease liabilities	368,828	934
Convertible notes, net	57,422	55,570
Deferred rent	—	37,034
Other long-term liabilities	308	403
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at September 28, 2019 and December 29, 2018	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 24,366,706 shares issued and 24,060,705 shares outstanding at September 28, 2019, and 24,234,651 shares issued and 23,974,031 shares outstanding at December 29, 2018	244	242
Additional paid-in capital	86,990	85,853
Treasury stock, at cost; 306,001 shares at September 28, 2019 and 260,620 shares at December 29, 2018	(7,625)	(7,314)
Retained earnings	102,799	109,560

Total stockholders’ equity	182,408	188,341

Total liabilities and stockholders’ equity	$800,262	$388,079

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$253,133	$276,636	$807,341	$865,703
Cost of goods sold	172,565	189,945	541,687	591,665

Gross profit	80,568	86,691	265,654	274,038
Selling, general and administrative expenses	82,493	82,747	254,071	260,263
Impairment charges on fixed, intangible and right-of-use assets	521	718	11,404	1,551

Income (loss) from operations	(2,446)	3,226	179	12,224
Gain on extinguishment of debt	—	—	—	16,229
Interest expense, net	1,080	1,289	3,221	5,429

Income (loss) before provision (benefit) for income taxes	(3,526)	1,937	(3,042)	23,024
Provision (benefit) for income taxes	(117)	57	440	6,204

Net income (loss) from continuing operations	(3,409)	1,880	(3,482)	16,820
Net loss from discontinued operations, net of tax	—	(3,626)	—	(15,245)

Net income (loss)	$(3,409)	$(1,746)	$(3,482)	$1,575

Weighted average common shares outstanding
Basic	23,716,403	23,545,842	23,646,617	23,477,982
Diluted	23,716,403	23,545,842	23,646,617	23,743,856
Net income (loss) from continuing operations per common share
Basic	$(0.14)	$0.08	$(0.15)	$0.72
Diluted	$(0.14)	$0.08	$(0.15)	$0.71
Net loss from discontinued operations per common share
Basic	$—	$(0.15)	$—	$(0.65)
Diluted	$—	$(0.15)	$—	$(0.64)
Net income (loss) per common share
Basic	$(0.14)	$(0.07)	$(0.15)	$0.07
Diluted	$(0.14)	$(0.07)	$(0.15)	$0.07

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

Figures may not sum due to rounding

	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings
	Shares	Amounts	Shares	Amounts			Total
Balance at December 29, 2018	24,234,651	$242	(260,620)	$(7,314)	$85,853	$109,560	$188,341
Adoption of ASU 2016-02	—	—	—	—	—	(3,279)	(3,279)
Net income	—	—	—	—	—	3,497	3,497
Equity compensation	—	—	—	—	632	—	632
Issuance of shares	197,205	2	—	—	(2)	—	—
Purchases of treasury stock	—	—	(41,347)	(287)	—	—	(287)
Cancellation of restricted shares	(63,274)	(1)	—	—	1	—	—
Issuance of shares under employee stock purchase plan	20,844	—	—	—	84	—	84

Balance at March 30, 2019	24,389,426	244	(301,967)	(7,602)	86,568	109,778	188,988
Net loss	—	—	—	—	—	(3,570)	(3,570)
Equity compensation	—	—	—	—	314	—	314
Issuance of shares	60,140	1	—	—	(1)	—	—
Purchases of treasury stock	—	—	(1,105)	(5)	—	—	(5)
Cancellation of restricted shares	(148,073)	(1)	—	—	1	—	—
Issuance of shares under employee stock purchase plan	34,207	—	—	—	150	—	150

Balance at June 29, 2019	24,335,700	243	(303,072)	(7,607)	87,034	106,208	185,878
Net loss	—	—	—	—	—	(3,409)	(3,409)
Equity compensation	—	—	—	—	(110)	—	(110)
Issuance of shares	13,890	—	—	—	—	—	—
Purchases of treasury stock	—	—	(2,929)	(18)	—	—	(18)
Cancellation of restricted shares	(2,793)	—	—	—	—	—	—
Issuance of shares under employee stock purchase plan	19,909	—	—	—	66	—	66

Balance at September 28, 2019	24,366,706	$244	(306,001)	$(7,625)	$86,990	$102,799	$182,408

	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings
	Shares	Amounts	Shares	Amounts			Total
Balance at December 30, 2017	24,220,509	$242	(198,561)	$(7,010)	$88,823	$113,312	$195,367
Net loss	—	—	—	—	—	(3,859)	(3,859)
Equity compensation	—	—	—	—	875	—	875
Issuance of restricted shares	288,149	3	—	—	(3)	—	—
Purchases of treasury stock	—	—	(42,339)	(185)	—	—	(185)
Cancellation of restricted shares	(5,492)	—	—	—	—	—	—
Issuance of shares under employee stock purchase plan	29,149	—	—	—	107	—	107
Repurchases of Convertible Notes	—	—	—	—	(5,849)	—	(5,849)

Balance at March 31, 2018	24,532,315	245	(240,900)	(7,195)	83,953	109,453	186,456
Net income	—	—	—	—	—	7,180	7,180
Equity compensation	—	—	—	—	56	—	56
Issuance of restricted shares	17,539	—	—	—	—	—	—
Purchases of treasury stock	—	—	(13,100)	(59)	—	—	(59)
Cancellation of restricted shares	(276,344)	(3)	—	—	3	—	—
Repurchases of Convertible Notes	—	—	—	—	(26)	—	(26)

Balance at June 30, 2018	24,273,510	243	(254,000)	(7,254)	83,985	116,633	193,607
Net loss	—	—	—	—	—	(1,746)	(1,746)
Equity compensation	—	—	—	—	809	—	809
Issuance of restricted shares	40,770	—	—	—	—	—	—
Purchases of treasury stock	—	—	(2,717)	(31)	—	—	(31)
Cancellation of restricted shares	(90,734)	(1)	—	—	1	—	—
Issuance of shares under employee stock purchase plan	25,052	—	—	—	86	—	86

Balance at September 29, 2018	24,248,598	$242	(256,717)	$(7,285)	$84,881	$114,887	$192,725

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Cash flows from operating activities:
Net income (loss)	$(3,482)	$1,575
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of fixed assets, intangible assets and finance leases right-of-use assets	30,708	32,002
Impairment charges on intangible assets	9,000	8,174
Impairment charges on fixed assets	994	9,591
Impairment charges on right-of-use assets	1,410	—
Loss on sale of FDC Vitamins, LLC	—	203
Amortization of deferred financing fees	329	485
Gain on extinguishment of debt	—	(16,229)
Amortization of debt discount on convertible notes	1,612	2,570
Deferred income taxes	(2,876)	14,478
Deferred rent	—	(2,835)
Non-cash portion of lease expense for operating leases	69,692	—
Equity compensation expense	837	1,740
Tax benefits on exercises of equity awards	438	743
Changes in operating assets and liabilities:
Accounts receivable	—	(1,458)
Inventories	7,458	33,925
Prepaid expenses and other current assets	4,483	(1,143)
Other long-term assets	(1,039)	(35)
Accounts payable	(1,428)	(3,994)
Accrued expenses and other current liabilities	(10,032)	(2,147)
Operating lease liabilities	(73,617)	—
Other long-term liabilities	(475)	(46)

Net cash provided by operating activities	34,012	77,599

Cash flows from investing activities:
Capital expenditures	(19,447)	(24,655)
Net proceeds on sale of FDC Vitamins, LLC	—	14,847
Trademarks and other intangible assets	(469)	(250)

Net cash used in investing activities	(19,916)	(10,058)

Cash flows from financing activities:
Borrowings under revolving credit facility	10,000	125,000
Repayments of borrowings under revolving credit facility	(10,000)	(137,000)
Purchases of convertible notes	—	(57,158)
Bank overdraft	(386)	1,881
Issuance of shares under employee stock purchase plan	301	194
Purchases of treasury stock	(311)	(275)
Other financing activities	(373)	(339)

Net cash used in financing activities	(769)	(67,697)

Effect of exchange rate changes on cash and cash equivalents	—	1

Net increase (decrease) in cash and cash equivalents	13,327	(155)
Cash and cash equivalents beginning of period	2,668	1,947

Cash and cash equivalents end of period	$15,995	$1,792

Supplemental disclosures of cash flow information:
Interest paid	$969	$2,219
Income taxes paid (refunded)	$350	$(10,729)
Supplemental disclosures of non-cash investing activities:
Liability for purchases of property and equipment	$4,930	$1,829

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation

Vitamin Shoppe, Inc. (“VSI”), is incorporated in the State of Delaware, and through its wholly-owned subsidiary, Vitamin Shoppe Industries Inc. (“Subsidiary” or “Industries” together with VSI, the “Company”), is an omni-channel specialty retailer of nutritional products. Sales of both national brands and our own brands of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products (“VMS products”) are made through VSI-operated retail stores, the internet and mobile devices to customers located primarily in the United States.

The consolidated financial statements as of September 28, 2019 and September 29, 2018 are unaudited. The consolidated balance sheet as of December 29, 2018 was derived from our audited financial statements. The Company currently operates through one business segment, retail, which includes Vitamin Shoppe and Super Supplements retail store formats and our e-commerce formats. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to such rules and regulations. The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2018, as filed with the Securities and Exchange Commission on February 26, 2019 (the “Fiscal 2018 Form 10-K”). The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

The Company’s fiscal year ends on the last Saturday in December. As used herein, the term “Fiscal Year” or “Fiscal” refers to a 52-week period, ending on the last Saturday in December. The results for the three and nine months ended September 28, 2019 and September 29, 2018 are each based on 13-week and 39-week periods, respectively.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company has reclassified its finance lease liabilities in its consolidated balance sheet as of December 29, 2018 to conform to current year presentation.

Except as noted below, the Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements, issued but not yet effective, that may have a material impact on its results of operations, financial condition, or cash flows, based on current information.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-13 (“ASU 2016-13”), Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued by the FASB to replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to be applied to credit loss estimates. ASU 2016-13 is effective for the Company for fiscal years beginning after December 15, 2019 and will be adopted using a modified-retrospective approach. The Company is evaluating ASU 2016-13 and currently expects this guidance will not have a material impact on its results of operations, financial condition, or cash flows, based on current information.

2. Agreement and Plan of Merger

On August 7, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) (“Franchise Group”) and Valor Acquisition, LLC, a wholly owned subsidiary of Franchise Group (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Franchise Group (the “Merger”).

If the Merger is completed, the (i) stockholders of the Company will be entitled to receive $6.50 in cash (the “Per Share Price”), less any applicable withholding taxes, for each share of common stock of the Company owned by them, (ii) common stock of the Company will no longer be publicly traded and will be delisted from the New York Stock Exchange and (iii) common stock of the Company will be deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer file periodic or current reports with the United States Securities and Exchange Commission.

The Company expects that the Merger will close during the fourth quarter of 2019, subject to the approval of the Company’s stockholders and other customary closing conditions.

3. Discontinued Operations

On May 7, 2018, the Company sold certain assets, including the Betancourt Nutrition® brand, and liabilities of FDC Vitamins, LLC d/b/a Nutri-Force Nutrition (“Nutri-Force”) to Arizona Nutritional Supplements, LLC (“ANS”). The parties also executed supply agreements in which the Company has agreed to purchase a total of $53.0 million annually of its private label products and Betancourt Nutrition® brand products from ANS through October 2023.

The results of operations of Nutri-Force for the three and nine months ended September 29, 2018 are classified as discontinued operations in the consolidated statements of operations.

Reconciliation of the Major Line Items Constituting Loss of Discontinued Operations to the After-Tax Loss of

Discontinued Operations That Are Presented in the Statements of Operations

(in thousands)

	Three Months Ended	Nine Months Ended
	September 29, 2018	September 29, 2018
Major classes of line items constituting net loss on discontinued operations:
Net sales (1)	$761	$11,187
Cost of goods sold	2,417	9,756
Fixed assets impairment charges	—	7,236

Gross loss	(1,656)	(5,805)
Selling, general and administrative expenses	629	2,581
Intangible assets and fixed assets impairment charges	—	8,978
Discontinued operations loss	40	203

Loss before provision (benefit) for income taxes	(2,325)	(17,567)
Provision (benefit) for income taxes	1,301	(2,322)

Net loss	$(3,626)	$(15,245)

(1)	Revenue related to a transition services agreement during the three and nine months ended September 29, 2018 was $0.8 million and $2.4 million, respectively.

Cash Flow Disclosures for Discontinued Operations

(in thousands)

	Three Months Ended	Nine Months Ended
	September 29, 2018	September 29, 2018
Cash flows provided by (used in) operating activities	$936	$(14,180)
Cash flows provided by (used in) investing activities	$(882)	$14,752
Depreciation and amortization	$—	$769
Capital expenditures	$—	$94

4. Goodwill and Intangible Assets

The following table discloses the carrying value of all intangible assets (in thousands):

	September 28, 2019				December 29, 2018
	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Charges	Net	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Charges	Net
Intangible assets
Goodwill	$210,633	$—	$210,633	$—	$210,633	$—	$210,633	$—
Tradenames – Indefinite-lived (1)	68,405	—	68,405	—	68,405	—	59,405	9,000
Tradenames – Definite-lived	6,233	3,950	—	2,283	5,764	3,676	—	2,088

	$285,271	$3,950	$279,038	$2,283	$284,802	$3,676	$270,038	$11,088

(1)

During the second quarter of Fiscal 2019, the Company experienced a sustained reduction to its market capitalization. In addition, the Company revised its forecast for Fiscal 2019 and updated its long-range plan. Based on these factors, the Company concluded that an impairment trigger occurred and therefore an interim impairment test of the Vitamin Shoppe tradename was performed. The results of the interim impairment test indicated that the carrying value of the Vitamin Shoppe tradename exceeded its fair value. The Company recorded an impairment charge on the Vitamin Shoppe tradename of $9.0 million during the second quarter of Fiscal 2019, which represented the full remaining carrying value of this indefinite-lived tradename.

For indefinite-lived tradenames, the Company utilizes the royalty relief method in its quantitative evaluations. Under the royalty relief method, a royalty rate is determined based on comparable licensing arrangements which is applied to the revenue projections for the applicable indefinite-lived tradename and the fair value is calculated using a discounted cash flow analysis. Cash flows are discounted using an internally derived weighted average cost of capital which reflects the costs of borrowing as well as the associated risk.

These measures of fair value for indefinite-lived tradenames, and related inputs, are considered Level 3 measures under the fair value hierarchy.

The useful lives of the Company’s definite-lived intangible assets are 10 years. The expected amortization expense on definite-lived intangible assets on the Company’s consolidated balance sheet at September 28, 2019, is as follows (in thousands):

Remainder of Fiscal 2019	$91
Fiscal 2020	381
Fiscal 2021	381
Fiscal 2022	378
Fiscal 2023	335
Thereafter	717

$2,283

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 28, 2019	December 29, 2018
Accrued salaries and related expenses	$11,889	$24,048
Sales tax payable and related expenses	7,491	7,092
Deferred sales	4,024	5,455
Other accrued expenses	32,933	28,913

	$56,337	$65,508

6. Credit Arrangements

Convertible Senior Notes due 2020

On December 9, 2015, the Company issued $143.8 million of its 2.25% Convertible Senior Notes due 2020 (the “Convertible Notes”). The Convertible Notes are senior unsecured obligations of VSI. Interest on the Convertible Notes is payable on June 1 and December 1 of each year until their maturity date of December 1, 2020. The Company may not redeem the Convertible Notes prior to the maturity date.

Prior to July 1, 2020, the remaining Convertible Notes will be convertible only under certain circumstances. The Convertible Notes are convertible at an initial conversion rate of 25.1625 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $39.74. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company is required to increase, in certain circumstances, the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event including customary conversion rate adjustments in connection with a “make-whole fundamental change” as defined. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The Company allocated the principal amount of the Convertible Notes between its liability and equity components (see table below). The carrying amount of the liability component was determined by measuring the fair value of a similar debt instrument of similar credit quality and maturity that did not have the conversion feature. The carrying amount of the equity component, representing the embedded conversion option, was determined by deducting the fair value of the liability component from the principal amount of the Convertible Notes as a whole. The equity component was recorded to additional paid-in capital and is not remeasured as long as it continues to meet the conditions for equity classification. The excess of the principal amount of the Convertible Notes over the carrying amount of the liability component was recorded as a debt discount, and is being amortized to interest expense using an effective interest rate of 3.8% over the term of the Convertible Notes. The Company allocated the total amount of transaction costs incurred to the liability and equity components using the same proportions as the proceeds from the Convertible Notes. Transaction costs attributable to the liability component were recorded as a direct deduction from the liability component of the Convertible Notes, and are being amortized to interest expense using the effective interest method through the maturity date. Transaction costs attributable to the equity component were netted with the equity component of the Convertible Notes in additional paid-in capital.

During the nine month period ending September 29, 2018, the Company repurchased $75.3 million in aggregate principal amount of its Convertible Notes for an aggregate purchase price of $57.2 million, which includes accrued interest of $0.3 million. The gain on extinguishment of the repurchased Convertible Notes was $16.2 million.

The Convertible Notes consist of the following components (in thousands):

	September 28, 2019	December 29, 2018
Liability component:
Principal	$60,439	$60,439
Conversion feature	(17,115)	(17,115)
Liability portion of debt issuance costs	(2,675)	(2,675)
Amortization	16,773	14,921

Net carrying amount	$57,422	$55,570

Equity component:
Conversion feature	$18,862	$18,862
Equity portion of debt issuance costs	(793)	(793)
Deferred taxes	941	941

Net carrying amount	$19,010	$19,010

In connection with the issuance of the Convertible Notes, the Company entered into convertible note hedge transactions for which it paid an aggregate $26.4 million. In addition, the Company sold warrants for which it received aggregate proceeds of $13.0 million. The convertible note hedge transactions are expected generally to reduce potential dilution of the Company’s common stock upon any conversion of notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted notes. However, the warrant transaction could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrant transactions, which is approximately $52.99 at inception. As these transactions meet certain accounting criteria, the convertible note hedge and warrant transactions are recorded in stockholders’ equity, are not accounted for as derivatives and are not remeasured each reporting period.

The net proceeds from the Convertible Notes and related transactions of $125.7 million, net of commissions and offering costs of $4.6 million, were used to repurchase shares of the Company’s common stock under the Company’s share repurchase programs. Refer to Note 12., “Share Repurchase Programs” for additional information.

In connection with the repurchases of Convertible Notes, the convertible note hedge transactions and the warrant transaction noted above were reduced in ratable proportion to the face amount of Convertible Notes that were repurchased. The net proceeds received by the Company from these transactions were de minimis.

Revolving Credit Facility

As of September 28, 2019 and December 29, 2018, the Company had no borrowings outstanding on its Revolving Credit Facility (the “Revolving Credit Facility”).

The Revolving Credit Facility has a maturity date of May 9, 2022, provided that the maturity date would be any day on or after September 2, 2020 only if the Company did not on any such day have enough liquidity to retire its Convertible Notes then outstanding, if any.

Subject to the terms of the Revolving Credit Facility, the Company may borrow up to $90.0 million, with a Company option to increase the facility up to a total of $150.0 million. The availability under the Revolving Credit Facility is subject to a borrowing base calculated on the value of certain inventory as well as certain accounts receivable of the Company. The obligations thereunder are secured by a security interest in substantially all of the assets of the Company. Under the Revolving Credit Facility, VSI has guaranteed the Company’s obligations, and Industries and its wholly-owned subsidiaries have each guaranteed the obligations of the other respective entities. The Revolving Credit Facility provides for affirmative and negative covenants affecting the Company. The Revolving Credit Facility restricts, among other things, the Company’s ability to incur indebtedness, create or permit liens on the Company’s assets, declare or pay dividends and make certain other restricted payments, consolidate, merge or recapitalize, sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business, and restricts the types of hedging activities the Company can enter into. The largest amount borrowed during the nine months ended September 28, 2019 and September 29, 2018 was $10.0 million and $44.0 million, respectively. The unused available line of credit under the Revolving Credit Facility at September 28, 2019 was $85.5 million.

Borrowings under the Revolving Credit Facility accrue interest, at the Company’s option, at the rate per annum based on an “alternative base rate” plus 0.00%, 0.125% or 0.25% or the adjusted Eurodollar rate plus 1.00%, 1.125% or 1.25%, in each case with the highest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is less than 33% of the borrowing base availability under the Revolving Credit Facility, the second highest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is less than 66% and greater than or equal to 33% of the borrowing base availability under the Revolving Credit Facility and the lowest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is greater than or equal to 66% of the borrowing base availability under the Revolving Credit Facility. The weighted average interest rate for the Revolving Credit Facility during the nine months ended September 28, 2019 and September 29, 2018 was 3.86% and 2.92%, respectively. The commitment fee on the undrawn portion of the $90.0 million Revolving Credit Facility is 0.25% per annum.

Interest expense, net for the three and nine months ended September 28, 2019 and September 29, 2018 consists of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Amortization of debt discount on Convertible Notes	$544	$594	$1,612	$2,570
Interest on Convertible Notes	340	390	1,020	1,738
Amortization of deferred financing fees	110	120	329	485
Interest / fees on the Revolving Credit Facility and other interest	86	185	260	636

Interest expense, net	$1,080	$1,289	$3,221	$5,429

7. Leases

The Company’s lease contracts consist of real estate leases and non-real estate leases primarily related to equipment. The Company leases the property for all of its stores as well as its distribution centers and corporate offices. In addition, the Company leases the facilities for its discontinued manufacturing operations. As of September 28, 2019, all of the Company’s real estate leases are classified as operating leases. Generally, the initial term of leases for stores is ten years. These leases generally contain renewal options for periods ranging from one to ten years, a few of which are considered “reasonably certain” in the measurement of lease liabilities and the corresponding right-of-use assets due to significant capital expenditures related to those store locations. The Company is also required under these leases to pay costs such as real estate taxes and common area maintenance. Contingent rentals are paid based on a percentage of gross sales as defined by lease agreements. These costs and contingent rentals are not considered as lease payments in the measurement of lease liabilities and the corresponding right-of-use assets as they represent non-lease components or variable lease payments other than those that depend on an index or rate. The Company sub-leases a portion of its stores, as well as certain manufacturing facilities related to its discontinued operations.

Non-real estate leases consist primarily of leases for equipment used in our distribution centers, corporate offices and for store connectivity. These leases, based on the underlying lease agreements, are classified as operating or finance leases.

Adoption and Transition

The Company has elected to adopt Accounting Standards Update No. 2016-02 (“ASU 2016-02”), Leases (Topic 842) in accordance with Accounting Standards Update No. 2018-11 (“ASU 2018-11”), Leases (Topic 842) Targeted Improvements. Under the transition method included in ASU 2018-11, the Company initially applies ASU 2016-02 at the adoption date of December 30, 2018 (first day of Fiscal 2019) and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company’s reporting for the comparative periods presented in its financial statements will continue to be in accordance with previous GAAP (Topic 840, Leases). Under this transition method, the Company must provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840.

On December 30, 2018, the Company recognized a cumulative-effect charge of $3.3 million net of tax to the opening balance of retained earnings which represents impairment charges to the right-of-use assets associated with stores whose fixed assets have been previously impaired, and whose lease liabilities were determined to be above fair market value.

Transition of Operating Leases

For existing operating leases under Topic 840, the transition to operating leases under Topic 842 was as follows:

•	Lease liability and right-of use asset are recognized at the later of the lease commencement date and the date of adoption of December 30, 2018.

•

The lease liability is measured as the present value of the remaining lease payments using the discount rate based on the Company’s incremental borrowing rates as no interest rates are explicitly stated in the lease agreements.

•	The right-of-use asset is measured based on the value of the lease liability, adjusted for the following:

•	Additions to the amount of the lease liability include:

•	Prepaid rent

•	Unamortized initial direct costs

•	Favorable assets resulting from business combinations

•	Reductions to the amount of the lease liability include:

•	Accrued / deferred rent

•	Lease incentives

•	Impairment charges

•	Cease use liabilities, such as lease termination costs

•	Unfavorable liabilities resulting from business combinations

•

Write-off of any unamortized initial direct costs that are no longer initial direct costs under Topic 842 as an adjustment to equity. For leases which commenced prior to adoption, this write-off is not applicable as the Company has elected the package of practical expedients, as noted below.

Transition of Finance Leases

For existing capital leases under Topic 840, the transition to finance leases under Topic 842 was as follows:

•

Lease liability and right-of-use asset are recognized based on the carrying value of the existing asset and liability at the later of the lease commencement date and the date of adoption of December 30, 2018.

•

Include any unamortized initial direct costs that meet the Topic 842 initial direct costs definition; write-off any unamortized initial direct costs that are no longer initial direct costs under Topic 842 as an adjustment to equity. For existing leases, this write-off is not applicable as the Company has elected the package of practical expedients, as noted below.

Practical Expedients

The Company has elected to use the following practical expedients for the adoption of ASU 2016-02:

•

For leases that commenced before the effective date, (1) the Company need not reassess whether any expired or existing contracts are or contain leases, (2) the Company need not reassess the lease classification for any expired or existing leases and (3) the Company need not reassess initial direct costs for any existing leases.

•	To use hindsight in determining lease term and in assessing impairment of the Company’s right-of-use assets.

•	To not allocate the consideration in the contract between separate non-lease components and lease components.

Significant Assumptions and Judgments

Discount rate

The discount rate is the rate implicit in the lease unless that rate cannot be readily determined. In that case, the Company is required to use its incremental borrowing rate. The discount rate for a lease is determined based on the information available at the later of the adoption of ASU 2016-02 or at lease commencement. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company engaged outside valuation consultants for the determination of the incremental borrowing rates for its operating leases.

	Three Months Ended	Nine Months Ended
	September 28, 2019	September 28, 2019
	(in thousands)	(in thousands)
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$110	$349
Interest on lease liabilities	13	45
Operating lease cost	29,252	88,315
Variable lease cost	2,884	8,390
Sublease income	(337)	(879)

Total lease cost	$31,922	$96,220

Other Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$13	$45
Operating cash flows from operating leases	$30,628	$91,978
Financing cash flows from finance leases	$126	$373
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	$12,416	$40,435

As of
September 28, 2019
Weighted-average remaining lease term, in years – finance leases	2.0
Weighted-average remaining lease term, in years – operating leases	5.1
Weighted-average discount rate – finance leases	4.7%
Weighted-average discount rate – operating leases	5.4%

As of September 28, 2019, the Company’s right-of-use assets consist of the following (in thousands):

Right-of-use assets - operating leases	$423,987
Right-of-use assets - finance leases	881

Total right-of-use assets	$424,868

As of September 28, 2019, the reconciliation of undiscounted cash flows to lease liabilities, by lease type, is as follows (in thousands):

	Operating Leases	Finance Leases
Undiscounted cash flows:
Year 1	$118,458	$558
Year 2	107,318	502
Year 3	92,140	56
Year 4	74,340	—
Year 5	53,768	—
Beyond Year 5	97,060	—

	$543,084	$1,116
Present values	$464,523	$1,061
Short-term lease liabilities	$96,238	$518
Long-term lease liabilities	368,285	543

Total lease liabilities	$464,523	$1,061

Difference between undiscounted cash flows and discounted cash flows	$78,561	$55

Prior to the adoption of ASU 2016-02, as of December 29, 2018, the Company’s real estate lease commitments were as follows (in thousands):

Fiscal year	Total Operating Leases (1)
2019	$121,227
2020	108,993
2021	95,529
2022	80,274
2023	61,847
Thereafter	115,852

$583,722

(1)

Store operating leases included in the above table do not include contingent rent based upon sales volume. Operating leases do not include common area maintenance costs or real estate taxes that are paid to the landlord during the year, which combined represented approximately 18.5% of our minimum lease obligations for Fiscal 2018.

8. Revenue Recognition

The Company recognizes revenue from retail customers when merchandise is sold “at point of sale” in retail stores or upon delivery to a customer. Substantially all revenue from customers represents goods transferred at a point in time.

Upon adoption, at the beginning of Fiscal 2018, the Company applied the modified retrospective method for the transition to FASB Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606). The modified retrospective method requires application of the new revenue standard beginning with the financial statements for the year in which the new revenue standard is first implemented. Under the modified retrospective method, an entity records a cumulative-effect adjustment on the opening balance sheet to retained earnings. The opening adjustment to retained earnings is determined on the basis of the impact of the new revenue standard’s application on contracts that were not completed as of the date of initial application. The Company did not record an opening adjustment to retained earnings as the impact of the application of the new revenue standard was de minimis.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers into two categories, sales fulfilled in stores and direct to consumer sales. The Company determines that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table contains net sales by fulfillment category (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales:
Sales fulfilled in stores	$216,636	$240,642	$693,215	$752,933
Direct to consumer sales	36,497	35,994	114,126	112,770

Net sales	$253,133	$276,636	$807,341	$865,703

The following table represents net sales by major product category (in thousands):

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Product Category
Vitamins, Minerals, Herbs and Homeopathy	$73,836	$80,825	$236,384	$253,626
Sports Nutrition	71,608	82,143	230,827	261,151
Specialty Supplements	69,087	72,019	215,151	223,427
Other	37,991	41,078	123,198	125,700

	252,522	276,065	805,560	863,904
Delivery Revenue	611	571	1,781	1,799

Total net sales	$253,133	$276,636	$807,341	$865,703

Delivery revenue represents shipping fees billed to customers which are included in net sales in the consolidated statements of operations.

Contract Balances

Receivables primarily consist of amounts due from debit and credit card processors, wholesale customers and amounts due from third-party e-commerce marketplaces. These receivables balances are included in prepaid expenses and other current assets in the consolidated balance sheets.

For the periods presented, the Company does not have contract assets. A contract asset would exist when an entity has a contract with a customer for which revenue has been recognized but payment is contingent on a future event other than the passage of time (e.g., unbilled receivables).

Contract liabilities primarily include deferred sales related to the loyalty program, a liability for future gift card redemptions and a liability for sales in transit. These liabilities are included in accrued expenses and other current liabilities in the consolidated balance sheets.

The opening and closing balances of the Company’s receivables and contract liabilities are as follows (in thousands):

	Receivables	Contract Liabilities
Balances as of December 29, 2018	$8,211	$7,287
Increase / (Decrease)	771	(1,034)

Balances as of March 30, 2019	8,982	6,253
Increase / (Decrease)	772	(1,113)

Balances as of June 29, 2019	9,754	5,140
Increase / (Decrease)	(1,145)	179

Balances as of September 28, 2019	$8,609	$5,319

Balances as of December 30, 2017	$10,937	$7,511
Increase	1,055	899

Balances as of March 31, 2018	11,992	8,410
Increase / (Decrease)	(560)	1,013

Balances as of June 30, 2018	11,432	9,423
Decrease	(515)	(2,498)

Balances as of September 29, 2018	$10,917	$6,925

The amounts of revenue recognized during the three month periods ended March 30, 2019 and March 31, 2018 that were included in the opening contract liability balances as of December 29, 2018 and December 30, 2017 were $6.0 million and $6.5 million, respectively. The amounts of revenue recognized during the three month periods ended June 29, 2019 and June 30, 2018 that were included in the opening contract liability balances as of March 30, 2019 and March 31, 2018 were $5.2 million and $6.4 million, respectively. The amounts of revenue recognized during the three month periods ended September 28, 2019 and September 29, 2018 that were included in the opening contract liability balances as of June 29, 2019 and June 30, 2018 were $3.5 million and $8.4 million, respectively. This revenue consists primarily of loyalty point redemptions, the delivery of sales in transit and gift card redemptions.

Performance Obligations

For retail sales, the performance obligation is the transfer of retail merchandise to the customer at the retail store or at the time of delivery to the customer. Variable consideration for retail sales is primarily related to our loyalty program. Under the loyalty program, sales are deferred at the time points are earned based on the value of points that are projected to be redeemed, which are based on historical redemption data and current trends. The Company records a liability in the period points are earned with a corresponding reduction of sales. Through the first fiscal quarter of Fiscal 2019, loyalty points were earned each calendar quarter and must have been redeemed within the subsequent calendar quarter or they expired. Enhancements to the loyalty program were rolled out in the second fiscal quarter of Fiscal 2019 and include providing Healthy Awards® members with flexibility when redeeming loyalty points. Under the enhanced loyalty program, Healthy Awards® members have the option to redeem loyalty points as they are earned or accumulate loyalty points over an extended period of time.

The Company considers shipping and handling costs as fulfillment costs, and does not consider such activities as a separate performance obligation. When applicable, the Company is responsible for shipment and delivery of the merchandise, even when using a third-party shipping company.

9. Stock Based Compensation

Equity Incentive Plans – Through its 2018 Long-term Incentive Plan (the “2018 Plan”), the Company provides stock based compensation to certain directors, officers, consultants and employees of the Company. As of September 28, 2019, there were 2,658,423 shares available to grant under the 2018 Plan which includes 240,900 shares currently held by the Company as treasury stock.

During Fiscal 2018, the Company granted inducement awards to certain executives, which were granted outside of the 2018 Plan, but generally incorporate the terms and conditions of the 2018 Plan. These inducement awards consisted of 104,510 performance share units and 31,250 restricted share units.

The following table summarizes restricted shares for the 2018 Plan as of September 28, 2019 and changes during the nine month period then ended:

	Number of Unvested Restricted Shares	Weighted Average Grant Date Fair Value
Unvested at December 29, 2018	436,397	$11.70
Granted	226,539	$6.47
Vested	(104,222)	$21.17
Canceled/forfeited	(214,140)	$6.74

Unvested at September 28, 2019	344,574	$8.49

The total intrinsic value of restricted shares vested during the nine months ended September 28, 2019 and September 29, 2018 was $0.7 million and $0.7 million, respectively.

The following table summarizes stock options for the 2018 Plan as of September 28, 2019 and changes during the nine month period then ended:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 29, 2018	272,000	$17.13
Granted	—	$—
Exercised	—	$—
Canceled/forfeited	(36,050)	$30.17

Outstanding at September 28, 2019	235,950	$15.13	7.03	$261

Vested or expected to vest at September 28, 2019	225,677	$15.54	6.98

Vested and exercisable at September 28, 2019	133,222	$22.08	6.12	$87

No options were exercised during the nine months ended September 28, 2019 and September 29, 2018.

Stock options were not granted during the nine months ended September 28, 2019. The weighted-average grant date fair value of stock options during the nine months ended September 29, 2018 was $1.76. The fair value of each option grant was estimated on the date of grant using the Monte Carlo option-pricing model, because these awards contain a market condition based on the achievement of predetermined targets related to the share price of our common stock, with the following assumptions:

Nine Months Ended
September 29, 2018
Expected dividend yield	0.0%
Weighted average expected volatility	42.61%
Weighted average risk-free interest rate	2.54%
Expected holding period	6.02 years

The following table summarizes performance share units for the 2018 Plan, as well as inducement awards, as of September 28, 2019 and changes during the nine month period then ended:

	Number of Unvested Performance Share Units	Weighted Average Grant Date Fair Value
Unvested at December 29, 2018	443,869	$10.64
Granted	372,504	$6.82
Vested	(3,028)	$30.26
Canceled/forfeited	(171,252)	$10.15

Unvested at September 28, 2019	642,093	$8.46

Performance share units granted during the nine months ended September 28, 2019 will vest on December 25, 2021 if the performance criteria are achieved. These performance share units can vest at a range of 0% to 300% based on the achievement of pre-established performance targets.

The total intrinsic value of performance share units vested during the nine months ended September 28, 2019 was de minimis.

The following table summarizes restricted share units for the 2018 Plan, as well as inducement awards, as of September 28, 2019 and changes during the nine month period then ended:

	Number of Unvested Restricted Share Units	Weighted Average Grant Date Fair Value
Unvested at December 29, 2018	89,340	$7.84
Granted	159,144	$3.77
Vested	(58,090)	$7.75
Canceled/forfeited	—	$—

Unvested at September 28, 2019	190,394	$4.46

The total intrinsic value of restricted share units vested during the nine months ended September 28, 2019 and September 29, 2018 was $0.4 million and $0.7 million, respectively.

Compensation expense attributable to stock based compensation for the three and nine months ended September 28, 2019 was approximately $(0.1) million and $0.8 million, respectively, and for the three and nine months ended September 29, 2018 was approximately $0.8 million and $1.7 million, respectively. As of September 28, 2019, the remaining unrecognized stock based compensation expense for non-vested stock options, restricted shares, performance share units and restricted share units to be expensed in future periods is $1.8 million, and the related weighted-average period over which it is expected to be recognized is 1.6 years. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on its historical forfeiture rate since the inception of granting stock based awards. The estimated value of future forfeitures for stock options, restricted shares, performance share units and restricted share units as of September 28, 2019 is approximately $0.2 million.

Treasury Stock – As part of the Company’s equity incentive plan, the Company makes required tax payments on behalf of employees as their equity awards vest. The Company withholds the number of vested shares having a value on the date of vesting equal to the minimum statutory tax obligation. The shares withheld are recorded as treasury shares. During the nine months ended September 28, 2019, the Company purchased 45,381 shares in settlement of employees’ tax obligations for a total of $0.3 million. The Company accounts for treasury stock using the cost method. 240,900 treasury shares are available to grant under the Company’s equity incentive plan.

10. Advertising Costs

The costs of advertising for online marketing arrangements, direct mail, magazines and radio are expensed as incurred, or the first time the advertising takes place. Advertising expense was $6.4 million and $5.9 million for the three months ended September 28, 2019 and September 29, 2018, respectively, and $21.6 million and $19.3 million for the nine months ended September 28, 2019 and September 29, 2018, respectively.

11. Net Income (Loss) Per Share

The Company’s basic net income (loss) per share excludes the dilutive effect of stock options, unvested restricted shares, unvested performance share units, unvested restricted share units and warrants. It is based upon the weighted average number of common shares outstanding during the period divided into net income (loss).

Diluted net income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options, unvested restricted shares, unvested performance share units, unvested restricted share units and warrants are included as potential dilutive securities for the periods applicable, using the treasury stock method to the extent dilutive.

The components of the calculation of basic net income (loss) per common share and diluted net income (loss) per common share are as follows (in thousands except share and per share data):

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Numerator:
Net income (loss) from continuing operations	$(3,409)	$1,880	$(3,482)	$16,820
Net loss from discontinued operations	—	(3,626)	—	(15,245)

Net income (loss)	$(3,409)	$(1,746)	$(3,482)	$1,575

Denominator:
Basic weighted average common shares outstanding	23,716,403	23,545,842	23,646,617	23,477,982
Effect of dilutive securities (a):
Stock options	—	—	—	20,807
Restricted shares	—	—	—	137,697
Performance share units	—	—	—	80,543
Restricted share units	—	—	—	26,827

Diluted weighted average common shares outstanding	23,716,403	23,545,842	23,646,617	23,743,856
Basic net income (loss) from continuing operations per common share	$(0.14)	$0.08	$(0.15)	$0.72
Diluted net income (loss) from continuing operations per common share	$(0.14)	$0.08	$(0.15)	$0.71
Basic net loss from discontinued operations per common share	$—	$(0.15)	$—	$(0.65)
Diluted net loss from discontinued operations per common share	$—	$(0.15)	$—	$(0.64)
Basic net income (loss) per common share	$(0.14)	$(0.07)	$(0.15)	$0.07
Diluted net income (loss) per common share	$(0.14)	$(0.07)	$(0.15)	$0.07

(a)

For the three and nine months ended September 28, 2019 and for the three months ended September 29, 2018, due to a loss for the period, no incremental shares are included because the effect would be anti-dilutive.

Securities for the three months ended September 28, 2019 and September 29, 2018 in the amount of 507,116 shares and 43,482 shares, respectively, have been excluded from the above calculation as they were anti-dilutive. Securities for the nine months ended September 28, 2019 and September 29, 2018 in the amount of 574,197 shares and 664,916 shares, respectively, have been excluded from the above calculation as they were anti-dilutive.

The Company has the intent and ability to settle the principal portion of its Convertible Notes in cash, and as such, has applied the treasury stock method, which has resulted in the underlying convertible shares, and related warrants, being anti-dilutive for the three and nine months ended September 28, 2019 and September 29, 2018 as the Company’s average stock price from the date of issuance of the Convertible Notes through September 28, 2019 was less than the conversion price as well as less than the strike price of the warrant transaction. Refer to Note 6., “Credit Arrangements” for additional information on the Convertible Notes.

12. Share Repurchase Programs

Beginning in August 2014, the Company’s board of directors approved share repurchase programs that enable the Company to purchase up to an aggregate of $403.8 million of its shares of common stock and / or its Convertible Notes, from time to time. As of September 28, 2019, 8,064,325 shares of common stock pursuant to these programs, and 83,311 Convertible Notes, have been repurchased for a total of $333.8 million. There is $70.0 million remaining in this program. On October 31, 2018, the Company’s board of directors approved a two year extension of the remaining repurchase program. This repurchase program will expire on November 22, 2020.

The repurchase programs do not obligate the Company to acquire any specific number of securities and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing securities, the availability of alternative investment opportunities, liquidity, restrictions under the Company’s credit agreement, applicable law and other factors deemed appropriate.

No shares of the Company were repurchased under these programs during the three and nine month periods ended September 28, 2019 and September 29, 2018. During the nine month period ended September 29, 2018, the Company repurchased $75.3 million in aggregate principal amount of its Convertible Notes for an aggregate purchase price of $57.2 million, which includes accrued interest of $0.3 million. Refer to Note 6., “Credit Arrangements” for additional information.

13. Legal Proceedings

In addition to the lawsuits noted below, the Company is party to various lawsuits arising from time to time in the normal course of business, some of which are covered by insurance. Although the impact of the final resolution of these matters on the Company’s financial condition, results of operations or cash flows is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

On September 30, 2019, a purported stockholder of the Company commenced a federal securities action in the United States District Court for the District of New Jersey against the Company and its directors, captioned Shiva Stein v. Vitamin Shoppe, Inc., et al., No. 19 Civ. 18543 (D.N.J.). On October 1, 2019, a second purported Company stockholder commenced a putative securities class action in the United States District Court for the District of Delaware against the same defendants, captioned Jordan Rosenblatt v. Vitamin Shoppe, Inc., et al., No. 19 Civ. 1848 (D. Del.). On October 25, 2019, a third purported stockholder of the Company commenced a federal securities action in the United States District Court for the District of New Jersey against the same defendants, captioned Kathleen S. Bell v. Vitamin Shoppe, Inc., et al., No. 19 Civ. 19334 (D.N.J.). All three lawsuits were brought under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and challenge as allegedly materially false and misleading the disclosures the Company made in its September 30, 2019 preliminary proxy statement filed with the SEC in connection with the Merger. The complaints seek injunctive relief against the closing of the Merger pending additional disclosures, attorneys’ fees, and other relief. Other, similar lawsuits may follow. The defendants believe that the lawsuits are without merit.

14. Fair Value of Financial Instruments

The fair value hierarchy requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•

Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company’s financial instruments include cash, accounts receivable, accounts payable, contract liabilities and its Revolving Credit Facility. The Company believes that the recorded values of these financial instruments approximate their fair values due to their nature and respective durations.

The Company’s financial instruments also include its Convertible Notes (in thousands):

	September 28, 2019	December 29, 2018
Fair Value	$60,179	$50,914
Carrying Value (1)	57,422	55,570

(1)	Represents the net carrying amount of the liability component of the Convertible Notes.

The fair value of the Convertible Notes was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including the trading price of the Company’s Convertible Notes, when available, the Company’s stock price and interest rates based on similar debt issued by parties with credit ratings similar to the Company (Level 1 or 2).

Intangible assets, fixed assets and right-of-use assets are measured at fair value on a non-recurring basis, that is, the assets are subject to fair value adjustments in certain circumstances such as when there is evidence of impairment. These measures of fair value, and related inputs, are considered Level 3 measures under the fair value hierarchy.

The Company recognized store impairment charges of $2.4 million during Fiscal 2019 on fixed assets and right-of-use assets related to six of its underperforming retail locations, which are still in use in the Company’s operations. Impairment charges on the fixed assets of these retail locations represented the full net book value of the fixed assets of these retail locations. Impairment charges on the right-of-use assets of these retail locations were based on a market analysis of the fair value of the applicable real estate operating leases.